Exhibit 10.2
WORKHORSE GROUP INC.

VALUE CREATION INCENTIVE PLAN

AWARD NOTICE

(2026 Form)

[Insert Date]
[Insert Name of Participant]

Dear [Participant]:

    You have been granted an award (the “Award”) under the Company’s Value Creation Incentive Plan (the “Plan”) with respect to the applicable Performance Period, Target Award and Performance Goals specified below. Capitalized terms that are not defined in this Award Notice have the meanings given to them in the Plan. This Award Notice and the Award are subject in all respects to the terms and conditions of the Plan, which is incorporated herein by reference.

As provided in the Plan, you are eligible to earn an Actual Award contingent upon your continued employment with the Company and the applicable level of achievement of the Performance Goals during the Performance Period.

Performance Period: October 1, 2026 – September 30, 2031; provided however, that the Performance Period will terminate upon any earlier Change in Control.

Target Award: $____________.

Target Award Weighting and Performance Goals: The respective applicable percentages of your Target Award are weighted and allocated to the individual Performance Goals as specified in the table below:

Percentage of Target Award Allocation	Performance Goal
15%	Annualized GAAP Revenue Milestone
20%	Positive Gross Margin Milestone
25%	Positive Operating Cash Flow Milestone
40%	Enterprise Equity Value Milestone

The applicable level of achievement of each of the Performance Goals, and the corresponding percentage of the Target Award that is allocated to such Performance Goal and may be earned with respect to an individual Performance Goal, will be determined independent of each other. For example, if the Positive Gross Margin Milestone is the only Performance Goal that is attained during the Performance Period and none of the other Performance Goals are met during the Performance Period, only 20% of the Target Award is eligible to be earned as an Actual Award.

Achievement of any individual Performance Goal above the applicable Performance Goal level will not result in any “above target” payment with respect to such Performance Goal or impact the ability to earn any portion of the Target Award allocated to a separate Performance Goal.

Definitions: the following terms have the following meanings:

•“Annualized GAAP Revenue Milestone” means the Company’s achievement of at least $75 million in annualized GAAP revenue for at least two (2) consecutive fiscal quarterly periods, determined as GAAP sales, net of returns and allowances (or any successor term) for the fiscal quarter (as reported in the Company’s Condensed Consolidated Statements of Operations included in its Form 10-Q or Form 10-K filing, as applicable) multiplied by four (4).
•“Positive Gross Margin Milestone” means achievement of positive GAAP gross margin for at least two (2) consecutive fiscal quarterly periods, determined as GAAP gross profit divided by GAAP sales, net of returns and allowances (or any successor term) for the fiscal quarter (as reported in the Company’s Condensed Consolidated Statements of Operations included in its Form 10-Q or Form 10-K filing, as applicable).
•“Positive Operating Cash Flow Milestone” means achievement of positive operating cash flow for at least two (2) consecutive fiscal quarterly periods, determined as GAAP net cash provided by operating activities for each fiscal quarter as the year-to-date GAAP net cash provided by operating activities (as reported in the Company’s Condensed Consolidated Statements of Cash Flows included in its Form 10-Q or Form 10-K) for the period ending with that quarter, less the year-to-date amount reported for the immediately preceding period, and for the first fiscal quarter of any year, as the amount reported for that quarter.
•“Enterprise Equity Value Milestone” means achievement of an average of at least $500 million market capitalization over any consecutive forty-five (45)-trading day period, with such Performance Goal deemed achieved as of the end of any Trading Day in which the product of (a) the Current Outstanding Shares multiplied by (b) the VWAP for a period of forty-five (45) Trading Days through such date equals or exceeds $500 million (such VWAP, the “Equity Milestone VWAP”). For purposes of the Enterprise Equity Value Milestone, the Per Share Value will be the Equity Milestone VWAP.
•“Current Outstanding Shares” means the number of shares of outstanding Common Stock reported by the Company in its most recently filed Form 10-Q or Form 10-K.
•“Determination Date” means the date on which the Plan Administrator determines that a Performance Goal has been achieved; provided that:
for Fiscal Quarter Milestones achieved as of the end of the Q1-Q3 Fiscal Quarters, the Determination Date will be no later than the earlier of the date of the Form 10-Q filing for that Fiscal Quarter or the 60th day following the end of such Fiscal Quarter, for Fiscal Quarter Milestones achieved as of the end of the Fourth Fiscal Quarter, the Determination Date will be no later than the earlier of the date of the Form

10-K filing for the applicable Fiscal Year or the 105th day after the end of such Fourth Fiscal Quarter, and for the Enterprise Equity Value Milestone, the Determination Date will be no later than thirty (30) days following its Achievement Date.
•“Fiscal Quarter” means a fiscal quarter of a Fiscal Year.
•“Fiscal Quarter Milestones” means collectively the Annualized GAAP Revenue Milestone, Positive Gross Margin Milestone and Positive Operating Cash Flow Milestone.
•“Fiscal Year” means the Company’s fiscal year, which as of the effective date of the Plan runs from the first day of January to the last day of December of each calendar year.
•“Fourth Fiscal Quarter” means the last fiscal quarter of the Fiscal Year.
•“Q1-Q3 Fiscal Quarters” means collectively the first, second and third Fiscal Quarters of a Fiscal Year.
Plan Administrator Determination of Achievement and Payment Timing

The Plan Administrator’s determination of the achievement of a Performance Goal in all cases will be made no later than the applicable deadline for a Determination Date for the Performance Goal and for the avoidance of doubt, the applicable Achievement Date with respect to any Fiscal Quarter Milestone that is attained shall be the last day of the Fiscal Quarter in which the Fiscal Quarter Milestone was attained. Except as provided below in the event of a Change in Control, the applicable paying timing of Actual Awards will be as follows:

•Each Actual Award earned with respect to achievement of the Enterprise Equity Value Milestone will be fully paid (or its equivalent) no later than thirty (30) days after its applicable Determination Date and in any event, within sixty (60) days of its applicable Achievement Date.

•Each Actual Award earned with respect to achievement of any of the Fiscal Quarter Milestones as of the end of any Q1-Q3 Fiscal Quarters will be fully paid (or its equivalent) no later than thirty (30) days after the applicable Determination Date for such Fiscal Quarter Milestones, so that in all cases any Actual Award earned with respect to the Fiscal Quarter Milestones will be paid no later than March 15th of the calendar year first following the Achievement Date of such Fiscal Quarter Milestones.
•Each Actual Award earned with respect to achievement of any of the Fiscal Quarter Milestones as of the end of the Fourth Fiscal Quarter will in all cases be paid during applicable calendar year that first commences following such Fourth Fiscal Quarter, and no later than thirty (30) days after the Determination Date for the Fourth Fiscal Quarter, so that in all cases such Actual Award for the achievement of any of the Fiscal Quarter Milestones achieved during the Fourth Fiscal Quarter may only be paid within one specified calendar year.

Change in Control Treatment: Notwithstanding the foregoing, in the event of a Change in Control prior to the expiration of the Performance Period, the Performance Period will end upon the closing of such Change in Control and the level of achievement of each of the Performance Goals will instead be determined as follows:

•the level of achievement of the Annualized GAAP Revenue Milestone, Positive Gross Margin Milestone and Positive Operating Cash Flow Milestone will be measured as of immediately prior to the closing of the Change in Control, and if not achieved prior to the closing of the Change in Control, no amounts will be eligible to be earned with respect to such Performance Goals. For purposes of the foregoing, in the event that the Company has achieved any of such milestones for the full fiscal quarter completed immediately prior to the closing of such Change in Control and such Change in Control occurs at least one (1) month into the subsequent quarter, then for purposes of determining whether a milestone has been achieved, the Performance Goal will be measured on a partial-quarter basis as of the last day of the most recently completed full month in such quarter. By way of example only, if a milestone was achieved for the first time as of the quarter ended March 31st and a Change in Control occurs on June 15th, performance would be measured as of May 31st and if achieved as of such date, the milestone would be deemed achieved in full as of the closing of the Change in Control.

•the level of achievement of the Enterprise Equity Value Milestone will be measured by multiplying the Per Share Value in such Change in Control by the number of shares of outstanding Common Stock as of the closing of such Change in Control.
Any determinations with respect to the applicable level of achievement of any Performance Goal upon the occurrence of a Change in Control will be made by the then-applicable Plan Administrator (as constituted as of immediately prior to the consummation of such Change in Control), with any Actual Awards payable within five (5) business days following the closing of such Change in Control.
Section 409A. All Actual Award payments are intended to qualify for the “short-term deferral” exemption from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4) to the maximum extent possible, or alternatively as paid on a nondiscretionary, objectively determinable schedule following the lapse of a substantial risk of forfeiture as provided in Treasury Regulations Sections 1.409A-3(i)(1)(i), or upon any earlier Change in Control as permitted by Treasury Regulations Section 1.409A-3(a)(5) and any ambiguities herein shall be interpreted accordingly.

Entire Agreement. The Plan and this Award Notice contain the entire understanding between you and the Company with respect to the subject matter hereof and supersede any and all prior agreements with respect thereto.

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